Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                            Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP TO ACQUIRE HEIDMAR LIGHTERING

— Transaction Enhances Lightering Services to Global Customers
in the Atlantic Basin and U.S. Markets —

NEW YORK, NY - February 26, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, announced today that it has entered into an agreement in principle to acquire the Heidmar Lightering business from Heidmar Inc., a subsidiary of Morgan Stanley Capital Group Inc. The operation, a fleet of four International Flag Aframax tankers and two U.S. Flag workboats, provides crude oil lightering services to refiners, oil companies and trading companies primarily in the U.S. Gulf. The business manages a portfolio of one-to-three year fixed rate cargo contracts. Under the agreement, OSG will acquire the lightering fleet, which is time chartered-in to one of Heidmar Inc.'s subsidiaries, including a 50% residual interest in two specialized lightering Aframax tankers. The agreement is subject to certain conditions, including entering into definitive documentation.

The lightering operation will add synergies and expand OSG's already significant Aframax cargo and logistical system in the Atlantic basin. In addition, it provides opportunities to serve U.S. West Coast customers with lightering service using OSG's Panamax tankers. Based in Houston, Texas, Heidmar Lightering has performed over 900 lighterings since beginning operations in November 2002. Jim Enright, 45, who has nearly 20 years of oil trading and shipping industry experience, will continue to lead the team of office staff and mooring masters out of Houston. Enright will report to Mats Berglund, Senior Vice President and Head of OSG's Crude Tanker unit.

"Adding lightering to the OSG Aframax, Panamax and VLCC business creates a very strong combination by enhancing service and on time performance to our customers and bringing logistical benefits to our fleet," stated Mats Berglund. "After closing this transaction, OSG will add West Coast and U.S. Gulf Coast lightering operations to our already strong position in Delaware Bay on the East Coast." Berglund continued, "In line with OSG's balanced growth strategy, lightering services provides stable revenue from established contracts and customers."

Lightering is the transfer of crude oil and petroleum products at sea, typically between 40 and 60 miles offshore, from larger vessels such as VLCCs or Suezmaxes, to smaller vessels known as service vessels that are capable of entering shallow-draft ports. The lightering process consists of maneuvering a service vessel alongside a larger ship to be lightered, generally with both vessels underway. For cargo and large ship owners and operators, lightering cargo onto separate shallow draft vessels enables the cargo owner to deliver parcels of varying quantities to different refineries on different delivery dates as opposed to a single discharge of cargo at one location.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 137 vessels aggregating 13.4 million dwt and 865,000 cbm, as of December 31, 2006. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa.

Contact:
Jennifer L. Schlueter, Vice President, Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212-578-1634

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